As filed with the Securities and Exchange Commission on January 9, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

TASEKO MINES LIMITED

(Exact name of registrant as specified in its charter)

British Columbia (State or other jurisdiction of incorporation or organization)	None (I.R.S. Employer Identification No.)

Taseko Mines Limited

12th Floor, 1040 West Georgia Street
Vancouver, British Columbia
Canada V6E 4H1
(Address of principal executive offices)

2021 Share Option Plan of Taseko Mines Limited

(Full title of the plan)

Florence Copper LLC
1575 West Hunt Highway
Florence, Arizona
United States 85132

(Name and address of agent of service)

(520) 374-3984

(Telephone number, including are code, of agent of service)

Copies of communications to:

Michael H. Taylor

McMillan LLP

Royal Centre, 1055 West Georgia Street, Suite 1500

Vancouver, BC, Canada V6E 4N7

Telephone: (604) 691-7410

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	Accelerated filer	X

Non-accelerated filer	Smaller reporting company

Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financing accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

III-1

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) is being filed to register (a) an aggregate of 27,549,961 common shares of Taseko Mines Limited (the “Company” or the “Registrant”) issuable pursuant to grants of options under the Company’s 2021 Share Option Plan, as amended (the “Share Option Plan”), and (b) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), any additional common shares that become issuable under the Share Option Plan by reason of any stock dividend, stock split, or other similar transaction.

PART I - INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information. *

Item 2. Registrant Information and Employee Plan Annual Information. *

*  The documents containing the information specified in "Item 1. Plan Information" and "Item 2. Registrant Information and Employee Plan Annual Information" of Form S-8 will be sent or given to participants, as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the United States Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II - INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of the Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated herein by reference:

(a)

Annual information form of the Registrant for the year ended December 31, 2022, dated as at March 31, 2023 and filed on March 31 2023  (incorporated by reference to Exhibit 99.1 of the Company's Annual Report on Form 40-F for the fiscal year ended December 31, 2022 filed on March 31, 2023);

(b)

Consolidated financial statements of the Registrant for the fiscal years ended December 31, 2022 and 2021 comprised of the consolidated balance sheets as of December 31, 2022 and 2021 and the consolidated statements of comprehensive income (loss), changes in equity and cash flows for the years then ended, and the notes thereto and the reports of the Company’s independent registered public accounting firm thereon and on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2022 (incorporated by reference to Exhibit 99.2 of the Company’s Annual Report on Form 40-F for the fiscal year ended December 31, 2022 filed on March 31, 2023);

III-2

(c)

Management's discussion and analysis of the Registrant for the year ended December 31, 2022 (incorporated by reference to Exhibit 99.3 of the Company's Annual Report on Form 40-F for the fiscal year ended December 31, 2022 filed on March 31, 2023);

(d)

Unaudited condensed consolidated financial statements for the three and nine months ended September 30, 2023 and 2022 (filed as Exhibit 99.1 to the Registrant's current report on Form 6-K furnished to the SEC on November 2, 2023)

(e)	Management's discussion and analysis for the nine months ended September 30, 2023 (filed as Exhibit 99.2 to the Registrant's current report on Form 6-K furnished to the SEC on November 2, 2023)

(f)

Management information circular and notice of meeting of the Registrant dated April 27, 2023 distributed in connection with the annual meeting of shareholders held on June 15, 2023 (filed as Exhibit 99.3 to the Registrant's current report on Form 6-K furnished to the SEC on May 11, 2023); and

(g)	Material change report of the Registrant dated March 3, 2023 (filed as Exhibit 99.1 to our current report on Form 6-K furnished to the SEC on April 5, 2023).

The common shares of the Registrant are described in its Annual Information Form for the year ended December 31, 2022, dated as at March 31, 2023 under the heading Description of Capital Structure – Share Capital, which is incorporated into this Registration Statement.

All reports or other documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.

Any statement contained in a document incorporated by reference into this Registration Statement shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed incorporated herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

No expert or counsel named in this Registration Statement as having prepared or certified any part of this Registration Statement or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of such securities was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in our Company, nor was any such person connected with us as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

III-3

Item 6. Indemnification of Directors and Officers.

Indemnification of Directors and Officers.

Taseko Mines Limited (the "Registrant") is subject to the provisions of the Business Corporations Act (British Columbia) (the "BCBCA").

Under Section 160 of the BCBCA, an individual who:

  is or was a director or officer of the Registrant,

  is or was a director or officer of another corporation (i) at a time when the corporation is or was an affiliate of the Registrant, or (ii) at the request of the Registrant, or at the request of the Registrant, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity,

and includes, the heirs and personal or other legal representatives of that individual (collectively, an "eligible party"), may be indemnified by the Registrant against a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, a proceeding (an "eligible penalty") in which, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Registrant or an associated corporation, (a) the eligible party is or may be joined as a party, or (b) the eligible party is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding ("eligible proceeding") to which the eligible party is or may be liable.  Section 160 of the BCBCA also permits the Registrant to pay the expenses actually and reasonably incurred by an eligible party after the final disposition of the eligible proceeding.

Under Section 161 of the BCBCA, the Registrant must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by the eligible party in respect of that proceeding if the eligible party (a) has not been reimbursed for those expenses, and (b) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

Under Section 162 of the BCBCA, the Registrant may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of that proceeding; provided the Registrant must not make such payments unless it first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited by Section 163, the eligible party will repay the amounts advanced.

Under Section 163 of the BCBCA, the Registrant must not indemnify an eligible party against eligible penalties to which the eligible party is or may be liable or pay the expenses of an eligible party in respect of that proceeding under Sections 160, 161 or 162 of the BCBCA, as the case may be, if any of the following circumstances apply:

  if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the Registrant was prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

III-4

  if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the Registrant is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

  if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the Registrant or the associated corporation, as the case may be; or

  in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party's conduct in respect of which the proceeding was brought was lawful.

If an eligible proceeding is brought against an eligible party by or on behalf of the Registrant or by or on behalf of an associated corporation, the Registrant must not either indemnify the eligible party against eligible penalties to which the eligible party is or may be liable in respect of the proceeding, or, after the final disposition of an eligible proceeding, pay the expenses of the eligible party under Sections 160, 161 or 162 of the BCBCA in respect of the proceeding.

Under Section 164 of the BCBCA, the Supreme Court of British Columbia may, on application of the Registrant or an eligible party, order the Registrant to indemnify the eligible party or to pay the eligible party's expenses, despite Sections 160 to 163 of the BCBCA.

The articles of a company may affect its power or obligation to give an indemnity or pay expenses.  As indicated above, this is subject to the overriding power of the Supreme Court of British Columbia under Section 164 of the BCBCA.

Under the articles of the Registrant, subject to the provisions of the BCBCA, the Registrant must indemnify a director or former director of the Registrant and the heirs and legal personal representatives of all such persons against all eligible penalties to which such person is or may be liable, and the Registrant must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each director and officer is deemed to have contracted with the Registrant on the terms of the indemnity contained in the Registrant's articles. The failure of a director or officer of the Registrant to comply with the BCBCA or the articles of the Registrant does not invalidate any indemnity to which such person is entitled under the Registrant's articles.

Under the articles of the Registrant, the Registrant may purchase and maintain insurance for the benefit of any eligible party against any liability incurred by such party as a director, officer or person who holds or held an equivalent position.

Indemnification for Liabilities under the U.S. Securities Act

Insofar as indemnification for liabilities arising under the U.S. Securities Act, may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the U.S. Securities Act and is therefore unenforceable.

Item 7. Exemptions from Registration Claimed.

Not applicable

III-5

Item 8. Exhibits.

The following is a complete list of exhibits filed as a part of this Registration Statement, which Exhibits are incorporated herein.

Exhibit Number	Exhibit Description
4.1	2021 Share Option Plan of Taseko Mines Limited
5.1	Legal Opinion of McMillan LLP
23.1	Consent of KPMG LLP
23.2	Consent of McMillan LLP (contained in Exhibit 5.1 hereto)
24.1	Powers of Attorney (included on the signature page of this registration statement)
107.1	Calculation of Filing Fees Table

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

III-6

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

III-7

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vancouver, British Columbia, on January 9, 2024.

TASEKO MINES LIMITED

/s/ Bryce Hamming
By: Bryce Hamming
Title: Chief Financial Officer

III-8

SIGNATURES AND POWERS OF ATTORNEY

Each person whose signature appears below constitutes and appoints Stuart McDonald, Chief Executive Officer, or Bryce Hamming, Chief Financial Officer, or any of them, as his or her true and lawful attorneys-in-fact and agents, each of whom may act alone, with full powers of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments to this Registration Statement, Registration Statements filed pursuant to Rule 429 under the Securities Act, and any related Registration Statements necessary to register additional securities, and to file the same, with all exhibits thereto, and other documents and in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorneys-in-fact and agents or any of them or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on January 9, 2024.

Signature	Title

/s/ Stuart McDonald ____________________________________ Stuart McDonald	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Bryce Hamming ____________________________________ Bryce Hamming	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Ronald W. Thiessen ____________________________________ Ronald W. Thiessen	Director and Chairman

/s/ Russell Hallbauer ____________________________________ Russell Hallbauer	Director

/s/ Anu Dhir ____________________________________ Anu Dhir	Director

/s/ Rita Maguire ____________________________________ Rita Maguire	Director

III-9

/s/ Robert A. Dickinson ____________________________________ Robert A. Dickinson	Director

/s/ Peter Mitchell ____________________________________ Peter Mitchell	Director

/s/ Kenneth Pickering ____________________________________ Kenneth Pickering	Director

III-10

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned has signed this Registration Statement on Form S-8, solely in its capacity as the duly authorized representative of the Registrants in the United States, on January 9, 2024.

Florence Copper LLC

By:	/s/ Bryce Hamming
Name:	Bryce Hamming
Title:	Treasurer